                                               Filed pursuant to Rule 424(b)(5)
                                                            File Nos. 333-85119
                                                               and 333-85119-01

Supplement dated November 4, 1999, to Prospectus Supplement dated November 1, 1999, to Prospectus dated November 1, 1999
                                                                 [CONSECO LOGO]

                           $19,938,000 (Approximate)

                     Conseco Finance Securitizations Corp.
                                    Seller

                             Conseco Finance Corp.
                                   Servicer

                      Certificates for Home Equity Loans

                                 Series 1999-G

                               ----------------

  We are offering the Class B-2 certificates through this supplement.

                                                         Approximate    Interest
Class                                                  Principal Amount   Rate
-----                                                  ---------------- --------
Class B-2.............................................   $19,938,000     10.96%
                                                         -----------
Total.................................................   $19,938,000
                                                         ===========

  This supplement relates to the offering of the Class B-2 certificates but does not contain complete information about these certificates. Additional information is contained in the accompanying prospectus supplement dated November 1, 1999 and in the related prospectus dated November 1, 1999. Prospective purchasers are urged to read this supplement, the prospectus supplement and the prospectus in full.

  The Class B-2 certificates will be purchased by the underwriter from Conseco Securitizations and will be offered by the underwriter from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to Conseco Securitizations from the sale of such certificates, before deducting expenses, will be approximately $19,832,113, including accrued interest, beginning on November 16, 1999.

  Consider carefully the risk factors beginning on page S-12 in the prospectus supplement.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

  These securities will be delivered on or about November 16, 1999.

                               ----------------

                  Underwriter of the Class B-2 certificates:

                           Bear, Stearns & Co. Inc.

               The date of this supplement is November 4, 1999.

                                  UNDERWRITING

  The underwriter has agreed, subject to the terms and conditions of the supplemental underwriting agreement dated November 4, 1999, to purchase from Conseco Securitizations the principal amount of the certificates set forth opposite its name below.

                                                                     Principal
                                                                     Amount of
                                                                     Class B-2
      Underwriter                                                   Certificates
      -----------                                                   ------------
      Bear, Stearns & Co. Inc...................................... $19,938,000
                                                                    -----------

  In the supplemental underwriting agreement, the underwriter has agreed, subject to the terms and conditions in the agreement, to purchase all of the certificates offered by this supplement if any certificates are purchased. If the underwriter defaults, the supplemental underwriting agreement provides that, in some circumstances, the supplemental underwriting agreement may be terminated.

[CONSECO LEGO]

                                  $19,938,000

                                 (Approximate)

   Conseco Finance Home Loan Trust 1999-G Class B-2 Loan-Backed Certificates

                  Conseco Finance Securitizations Corp. Seller

                         Conseco Finance Corp. Servicer

                           -------------------------

                             Prospectus Supplement

                           -------------------------

                            Bear, Stearns & Co. Inc.

                                November 4, 1999

    For 90 days after the date of this supplement to the prospectus supplement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a copy of this supplement, the prospectus supplement and the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.